EXHIBIT 1

                  FRANKLIN ANNOUNCES CFO JOHN G. DAY TO DEPART

      Arnold D. Levitt Named Interim Chief Financial Officer and Treasurer

BURLINGTON, N.J., May 5, 1999 -- Franklin Electronic Publishers, Inc. (NYSE:
FEP) today announced that its Chief Financial Officer John G. Day is leaving the Company and that Arnold D. Levitt has been named Interim Chief Financial Officer and Treasurer of the Company.

Mr. Levitt has been engaged in consulting as a chief financial officer or senior business advisor for companies in a variety of industries since 1996. Prior to these consulting engagements, Mr. Levitt was Executive Vice President and Chief Operating Officer of Wico Gaming Supply Corp. Mr. Levitt has owned or was employed as a chief financial officer of a number of companies and also worked in public accounting.

Franklin Electronic Publishers, Inc. (NYSE: FEP), the exclusive source for REX(R) PC-Card organizer products, is the worldwide market leader in handheld electronic books, including the popular BOOKMAN(R) series. The Company is also the exclusive producer and distributor of ROLODEX(R) Electronics brand personal information management products. Franklin has sold more than 20,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in sixteen languages, are sold in 45,000 retail outlets worldwide and through catalogs and the Internet. More information about Franklin can be found at http://www.franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, the Benelux countries, Canada, Australia, Mexico, Singapore and South Africa, and production management offices in Tokyo and Hong Kong.

ROLODEX(R) is a registered trademark of Sterling Plastics Co., a subsidiary of Newell Co. Rocket eBook is a trademark of NuvoMedia, Inc. Other products and company names herein may be trademarks of their respective owners.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in Franklin's business, including, among other things, the timely availability and acceptance of new electronic reference products, organizers, and computer companion products, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin's reports filed with the Securities and Exchange Commission.


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